Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Reports Financial Results for the Second Quarter of Fiscal Year 2023

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SAN ANTONIO–June 9, 2023–U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors from gold mining to emerging markets, today reported operating income of $908,000 for the quarter ended December 31, 2022, on total revenues of $3.7 million. The Company recorded net income of $869,000, or $0.06 per share.

Average assets under management (AUM) for the three-month period ended December 31, 2022, were $2.5 billion. Total AUM at December 31, 2022, was $2.4 billion, an increase of approximately $112 million from the previous quarter.

The Company was delayed in submitting its financial results for the quarter ending December 31, 2022, but with the December 2022 quarter results now filed, the Company is focusing on preparing and submitting the financial statements for the quarter that concluded on March 31, 2023.

“2022 was a particularly challenging year for capital markets, with a historic drop in both stocks and bonds, and against this backdrop, I’m pleased that we managed to generate positive income in the second quarter of fiscal 2023,” says Frank Holmes, the Company’s CEO and Chief Investment Officer. “Investors appeared to minimize risk on fears that persistently high inflation and interest rate hikes might trigger a recession. U.S.-based mutual funds and ETFs saw collective net outflows of $370 billion in 2022, the first annual loss since Morningstar began tracking this data in 1993. In December alone, outflows were $86 billion.”

1 Sabban, A., & Jackson, R. U.S. Fund Flows, December 2022. Morningstar. Retrieved January 30, 2023.

China Finally Opened Its Economy, Lifting Asian Airlines and Luxury Sales

“The good news is that Inflation is abating, and the U.S. economy continues to expand at a healthy clip,” Mr. Holmes continues. “China finally relaxed its zero-Covid travel policy after three long years, which I believe is bullish for our U.S. Global Jets ETF (JETS) . In the fourth quarter of 2022, shares of Asian airlines, as measured by the Bloomberg Asia Pacific Airlines Index, rose 17.51%, compared to the NYSE Arca Airline Index, which fell 8.60%, mostly on winter weather-related delays and groundings in the U.S.

“I believe China’s reopening will also be constructive for our Global Luxury Goods Fund (USLUX), the only luxury-focused mutual fund available to U.S. investors. In the years preceding the pandemic, Chinese travelers were historically the biggest spenders on luxury goods on a per-capita basis. I was especially pleased to see that LVMH, the world’s largest luxury conglomerate, posted an incredibly strong 2022, despite the economic headwinds. The Paris-based company recorded a profit of 21.1 billion euros ($22.8 billion), a 23% increase from 2021. Both its fashion and leather goods business and wines and spirits business reached record levels of revenue and earnings in 2022.”

Gold Sentiment Heated Up

Gold was one of the best-performing assets in 2022, down a negligible 0.28%, compared to a loss of 18.13% for the S&P 500 and a decrease of 13.01% for government and corporate bonds.

Total global demand for gold expanded 18% year-over-year in 2022, reaching its highest level since 2011, according to the World Gold Council (WGC). Central banks were responsible for much of the growth, adding a massive 1,136 metric tons, the largest annual amount on record. China began accumulating again in 2022 for the first time in three years, continuing its goal of diversifying away from the U.S. dollar. Meanwhile, retail demand for bars and coins in the U.S. and Europe hit a new annual record last year in response to stubbornly high inflation and the war in Ukraine. Western investors gobbled up 427 tons (approximately 15 million ounces), the most since 2011.

2 Quinio, A., Yang, Y., & Barnes, O. (2022, August 26). Loss of Chinese tourists forces Europe’s luxury retailers to rethink. Financial Times.

3 New record year for LVMH in 2022. (2023, January 26). LVMH.

“We’re very pleased with the performance of our U.S. Global GO GOLD and Precious Metal Miners ETF (GOAU) relative to its peers in 2022 and since we launched it in June 2017,” Mr. Holmes says. “GOAU is doing precisely what we designed it to do, namely, provide investors access to high-quality, currently active gold and precious metal producers with a strong, overweight emphasis on royalty and streaming companies, which we consider to be the ‘smart money’ of the meals and mining industry. Like our other two ETFs, JETS and the U.S. Global Sea to Sky Cargo ETF (SEA), GOAU is a smart-beta ETF that rebalances and reconstitutes on a quarterly basis.”

The Company is also excited to share that its Gold and Precious Metals Fund (USERX) received a five-star rating from Morningstar for the 10-year period as of December 30, 2022, among 55 of its peers in the Equity Precious Metals category, based on risk-adjusted returns. It also received a four-star rating overall as of December 30, 2022, among 68 Equity Precious Metals funds, and a four-star rating for the five-year period, among 61 Equity Precious Metals funds. See the Morningstar disclosure below for further details.

Healthy Liquidity and Capital Resources

As of December 31, 2022, the Company had net working capital of approximately $36.2 million, an increase of $2.3 million, or 6.9%, since June 30, 2022. Total assets, including various corporate investments, stood at $55.0 million. With approximately $23.4 million in cash and cash equivalents, the Company has adequate liquidity to meet its current obligations, in addition to investments in our funds and convertible notes.

Substantial Increase in Share Repurchases While Maintaining Monthly Dividend Policy for More Than 13 Years

For the three months ended December 31, 2022, the Company repurchased 87,407 class A shares, a substantial 736% increase from the 10,457 shares that were repurchased during the same period a year earlier, at a net cost of almost $250,000.

The Company believes that its stock is undervalued, making the buybacks an attractive opportunity on flat or down days in anticipation of a potential rebound. The repurchase program has been in place since December 2012, and the Board of Directors (the “Board”) has annually renewed the repurchase program each calendar year.

Selected Financial Data (unaudited): (dollars in thousands, except per share data)

	Three months ended
	12/31/2022	12/31/2021
Operating Revenues	$3,728	$6,574
Operating Expenses	2,820	3,635
Operating Income	908	2,939

Total Other Income	178	1,590
Income Before Income Taxes	1,086	4,529

Income Tax Expense	217	939
Net Income	$869	$3,590

Net income (loss) per share (basic and diluted)	$0.06	$0.24

Avg. common shares outstanding (basic)	14,889,946	15,021,792
Avg. common shares outstanding (diluted)	14,890,031	15,022,814

Avg. assets under management (billions)	$2.5	$4.1

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4 Gold Demand Trends Full Year 2022. (2023, January 31). World Gold Council.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds and U.S. Global ETFs.

Forward-Looking Statements and Disclosure

This news release and other statements by U.S. Global Investors may include certain “forward-looking statements,” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

Please consider carefully a fund’s investment objectives, risks, charges and expenses. For this and other important information, obtain a fund prospectus by visiting www.usfunds.com. Read it carefully before investing. U.S. Global mutual funds are distributed by Foreside Fund Services, LLC, Distributor. U.S. Global Investors is the investment adviser.

Morningstar:

****   Overall/68

***     3-Year/68

****   5-Year/61

***** 10-Year/55

Morningstar ratings based on risk-adjusted return and number of funds

Category: Equity Precious Metals

Through: December 30, 2022

The Morningstar Rating™ for funds, or "star rating", is calculated for managed products (including mutual funds, variable annuity and variable life subaccounts, exchange-traded funds, closed-end funds, and separate accounts) with at least a three-year history. Exchange-traded funds and open-ended mutual funds are considered a single population for comparative purposes. It is calculated based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a managed product's monthly excess performance, placing more emphasis on downward variations and rewarding consistent performance. The top 10% of products in each product category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars, and the bottom 10% receive 1 star. The Overall Morningstar Rating for a managed product is derived from a weighted average of the performance figures associated with its three-, five-, and 10-year (if applicable) Morningstar Rating metrics. The weights are: 100% three-year rating for 36-59 months of total returns, 60% five-year rating/40% three-year rating for 60-119 months of total returns, and 50% 10-year rating/30% five-year rating/20% three-year rating for 120 or more months of total returns. While the 10-year overall star rating formula seems to give the most weight to the 10-year period, the most recent three-year period actually has the greatest impact because it is included in all three rating periods. U.S. Global Investors does not pay Morningstar to be rated.

Performance data quoted above is historical. Past performance is no guarantee of future results. Results reflect the reinvestment of dividends and other earnings. For a portion of periods, the fund had expense limitations, without which returns would have been lower. Current performance may be higher or lower than the performance data quoted. The principal value and investment return of an investment will fluctuate so that your shares, when redeemed, may be worth more or less than their original cost. Performance does not include the effect of any direct fees described in the fund’s prospectus which, if applicable, would lower your total returns. Performance quoted for periods of one year or less is cumulative and not annualized. Obtain performance data current to the most recent month-end at www.usfunds.com or 1-800-US-FUNDS.

USERX and USLUX are distributed by Foreside Fund Services, LLC. U.S. Global Investors is the investment adviser. GOAU, JETS and SEA are distributed by Quasar Distributors, LLC. U.S. Global Investors is the investment adviser to GOAU, JETS and SEA. Foreside Fund Services, LLC and Quasar Distributors, LLC are affiliated.

Shares of any ETF are bought and sold at market price (not NAV), may trade at a discount or premium to NAV and are not individually redeemed from the funds. Brokerage commissions will reduce returns. Stock markets can be volatile and share prices can fluctuate in response to sector-related and other risks as described in the fund prospectus. Foreign and emerging market investing involves special risks such as currency fluctuation and less public disclosure, as well as economic and political risk. Companies in the consumer discretionary sector are subject to risks associated with fluctuations in the performance of domestic and international economies, interest rate changes, increased competition and consumer confidence. Gold, precious metals, and precious minerals funds may be susceptible to adverse economic, political or regulatory developments due to concentrating in a single theme. The prices of gold, precious metals, and precious minerals are subject to substantial price fluctuations over short periods of time and may be affected by unpredicted international monetary and political policies. We suggest investing no more than 5% to 10% of your portfolio in these sectors.

The Bloomberg Asia Pacific Airlines Index is a capitalization-weighted index of the leading airlines stocks in the Asian Pacific Region. The NYSE Arca Airline Index is an equal-dollar weighted index of the most highly capitalized companies in the airline industry. A smart beta ETF is a type of exchange-traded fund that aims to outperform traditional market-cap-weighted index funds by using a rules-based approach to construct a portfolio. Unlike traditional index funds, smart beta ETFs do not rely solely on market capitalization to weight securities in the fund.

All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.